Exhibit 99.1

MEDIA CONTACT:	IR CONTACT:	FOR IMMEDIATE RELEASE

Karen Fenwick	Jeffrey Schnell	February 21, 2020

Direct: +44 (0) 1740 608076	Direct: +1 (832) 663-4656

Venator Announces Fourth Quarter and Full-Year 2019 Results: Delivering Cost Improvements Ahead of Target

Fourth Quarter 2019 Highlights

•	Net loss attributable to Venator of $174 million and an adjusted net loss of $10 million; Diluted loss per share of $1.63 and adjusted diluted loss per share of $0.09

•	Adjusted EBITDA of $23 million

•	Net cash provided by operating activities was $69 million and free cash flow was $20 million in the fourth quarter

Full-Year 2019 Highlights

•	Net loss attributable to Venator of $175 million and adjusted net income of $26 million; Diluted loss per share of $1.64 and adjusted diluted earnings per share of $0.24

•	Adjusted EBITDA of $194 million

•	Delivered $20 million of adjusted EBITDA improvements as part of our Business Improvement Program in 2019 including $5 million in the fourth quarter

	Three months ended			Twelve months ended
	December 31,		September	December 31,
(In millions, except per share amounts)	2019	2018	30, 2019	2019	2018
Revenues	$464	$484	$526	$2,130	$2,265

Net loss attributable to Venator(a)	$(174)	$(69)	$(19)	$(175)	$(163)
Adjusted net (loss) income(a)(2)	$(10)	$19	$8	$26	$235
Adjusted EBITDA(a)(2)	$23	$45	$50	$194	$436

Diluted loss per share(a)	$(1.63)	$(0.65)	$(0.18)	$(1.64)	$(1.53)
Adjusted diluted (loss) earnings per share(a)(2)	$(0.09)	$0.18	$0.08	$0.24	$2.20

Net cash provided by (used in) operating activities	$69	$(24)	$14	$33	$282
Free cash flow(b)(4)	$20	$(79)	$(5)	$(117)	$(38)

(a) Includes an $8 million and $11 million benefit in the three months ended September 30, 2019 and twelve months ended December 31, 2019 respectively, due to a change in plant utilization rates, which increased our overhead absorption and corresponding inventory valuation at certain facilities

(b) Does not include a $15 million benefit from monetizing cross-currency interest rate swaps in the three months ended September 30, 2019 and twelve months ended December 31, 2019

See end of press release for numbered footnote explanations

WYNYARD, UK - Venator Materials PLC (“Venator”) (NYSE: VNTR) today reported fourth quarter 2019 results with revenues of $464 million, net loss attributable to Venator of $174 million, adjusted net loss of $10 million and adjusted EBITDA of $23 million.

Simon Turner, President and CEO of Venator, commented:

“In 2019 we accelerated our Business Improvement Program and delivered $20 million of adjusted EBITDA benefits, double our original target. In addition, we advanced our customer-tailored approach to reduce our overall TiO2 price volatility.

“We expect a challenging macroeconomic environment in 2020. We are committed to further improving our cost competitiveness and have made considerable progress on our transfer of specialty and differentiated TiO2 products, strengthening our leadership position in these high value applications. We continue to take meaningful steps to reduce our cash uses and improve free cash flow.”

Segment Analysis for 4Q19 Compared to 4Q18

Titanium Dioxide

The Titanium Dioxide segment generated revenues of $354 million in the three months ended December 31, 2019, a decrease of $12 million, or 3%, compared to the same period in 2018. The decrease was primarily due to a 4% decrease in the average TiO2 selling price, a 2% unfavorable impact due to mix and other and a 2% unfavorable impact of foreign currency translation, partially offset by a 5% increase in sales volumes. The decline in the average TiO2 selling price was primarily a result of a lower average TiO2 price in Europe and Asia and more stable prices in North America. Sales volumes increased compared to the prior year quarter primarily as a result of increased sales of new products.

Adjusted EBITDA for the Titanium Dioxide segment was $30 million in the three months ended December 31, 2019, a decrease of $22 million compared to the same period in 2018. The decline was primarily a result of a lower average TiO2 selling price and higher raw material costs which drove lower TiO2 margins and a lower contribution of certain specialty TiO2 products. This was partially offset by higher TiO2 sales volumes and a $3 million benefit from our 2019 Business Improvement Program.

Performance Additives

The Performance Additives segment generated revenues of $110 million in the three months ended December 31, 2019, a decline of $8 million, or 7%, compared to the same period in 2018. The decrease was primarily due to a 5% decline in sales volumes and a 2% unfavorable impact from foreign currency translation. The average selling price was stable compared to the prior year period. The decline in sales volumes was primarily a result of weaker demand for products used in automotive coatings, plastics and construction end-use applications and the impact of portfolio optimization.

Adjusted EBITDA for the Performance Additives segment was $4 million in the three months ended December 31, 2019, an increase of $1 million compared to the same period in 2018 as lower raw material and other costs and a $1 million benefit from our 2019 Business Improvement Program offset the impact of lower sales volumes.

Corporate and Other

Corporate and other represents expenses which are not allocated to our segments. Losses from Corporate and other were $11 million, or $1 million higher for the three months ended December 31, 2019 compared to the same period in 2018. We expect Corporate and other to be approximately $55 million for the full year 2020.

Tax Items

We recorded an income tax expense of $150 million and $150 million for the three and twelve months ended December 31, 2019, respectively, compared to an income tax benefit of $18 million and $8 million for the three and twelve months ended December 31, 2018, respectively. The fourth quarter and full year 2019 include a $157 million tax expense in connection with recognizing a full valuation allowance against certain net deferred tax assets. Our adjusted effective tax rate was 35% for the full year 2019 compared to 11% for the full year 2018.

Our income taxes are significantly affected by the mix of income and losses in tax jurisdictions and valuation allowances in certain jurisdictions in which we operate. As a result, in 2020, we expect to see an adjusted effective tax rate of approximately 35%. We continue to expect our adjusted long-term effective tax rate will be approximately 15% to 20%. We expect our near-term cash tax rate will be between 10% to 15%.

Liquidity and Capital Resources

As of December 31, 2019, we had cash and cash equivalents of $55 million compared with $165 million as of December 31, 2018. In addition, we have in place an undrawn asset based revolving credit facility available for our working capital needs and general corporate purposes with an availability of $252 million as of December 31, 2019. As of December 31, 2019, net debt was $695 million compared to $583 million as of December 31, 2018.

In the fourth quarter of 2019, capital expenditures totaled $42 million. In 2019, capital expenditures totaled $152 million, of which $37 million was related to project wind-down and closure costs at our Pori, Finland TiO2 manufacturing facility. In 2020, we expect total capital expenditures, including spending related to the transfer of production from Pori to other sites in our network, to be $80 million to $90 million.

Earnings Conference Call Information

We will hold a conference call to discuss our fourth quarter and full-year 2019 results on Friday, February 21, 2020 at 8:00 a.m. ET.

Call-in numbers for the conference call:
U.S. participants	1-833-366-1118
International participants	1-412-902-6770
(No passcode required)

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN and separate call-in number to gain immediate access to the call and bypass the live operator. To pre-register, please go to:

http://dpregister.com/10138583

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at venatorcorp.com/investor-relations.

Replay Information

The conference call will be available for replay beginning February 21, 2020 and ending February 28, 2020.

Call-in numbers for the replay:
U.S. participants	1-877-344-7529
International participants	1-412-317-0088
Passcode	10138583

Upcoming Conferences

During the first quarter of 2020, a member of management is expected to present at the J.P. Morgan Global High Yield & Leveraged Finance Conference on February 25, the Bank of America Merrill Lynch Global Agriculture and Materials Conference on February 26 and the 10th Annual Alembic Global Conference on February 27-28. A webcast of the presentations, if applicable, along with accompanying materials will be available at venatorcorp.com/investor-relations.

Table 1 — Results of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions, except per share amounts)	2019	2018	2019	2018
Revenues	$464	$484	$2,130	$2,265
Cost of goods sold(1)	431	440	1,892	1,550
Operating expenses	42	64	192	218
Restructuring, impairment, and plant closing and transition costs	9	55	33	628
Operating (loss) income	(18)	(75)	13	(131)
Interest expense, net	(10)	(10)	(41)	(40)
Other income (expense)	5	(2)	8	6
Loss before income taxes	(23)	(87)	(20)	(165)
Income tax (expense) benefit	(150)	18	(150)	8
Net loss	(173)	(69)	(170)	(157)
Net income attributable to noncontrolling interests	(1)	—	(5)	(6)
Net loss attributable to Venator	$(174)	$(69)	$(175)	$(163)

Adjusted EBITDA(2)	$23	$45	$194	$436
Adjusted net (loss) income(2)	$(10)	$19	$26	$235

Basic loss per share	$(1.63)	$(0.65)	$(1.64)	$(1.53)
Diluted loss per share	$(1.63)	$(0.65)	$(1.64)	$(1.53)
Adjusted earnings per share(2)	$(0.09)	$0.18	$0.24	$2.21
Adjusted diluted earnings per share(2)	$(0.09)	$0.18	$0.24	$2.20

Ordinary share information:
Basic shares outstanding	106.6	106.4	106.5	106.4
Diluted shares	106.6	106.5	106.5	106.7

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Twelve months ended
	December 31,		Better /	December 31,		Better /
(In millions)	2019	2018	(Worse)	2019	2018	(Worse)
Segment Revenues:
Titanium Dioxide	$354	$366	(3)%	$1,614	$1,666	(3)%
Performance Additives	110	118	(7)%	516	599	(14)%
Total	$464	$484	(4)%	$2,130	$2,265	(6)%

Segment Adjusted EBITDA(2):
Titanium Dioxide	$30	$52	(42)%	$197	$417	(53)%
Performance Additives	4	3	33%	47	62	(24)%
Corporate and other	(11)	(10)	(10)%	(50)	(43)	(16)%
Total	$23	$45	(49)%	$194	$436	(56)%

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenue

	Three months ended
	December 31, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(4)%	(2)%	(2)%	5%	(3)%
Performance Additives	—%	(2)%	—%	(5)%	(7)%
Total Company	(3)%	(2)%	(2)%	3%	(4)%

	Twelve months ended
	December 31, 2019 vs. 2018
	Average Selling Price(a)
	Local Currency	Exchange Rate	Sales Mix & Other	Sales Volume(b)	Total
Titanium Dioxide	(7)%	(3)%	—%	7%	(3)%
Performance Additives	—%	(2)%	—%	(12)%	(14)%
Total Company	(5)%	(3)%	—%	2%	(6)%

(a)	Excludes revenues from tolling arrangements, by-products and raw materials
(b)	Excludes sales volumes of by-products and raw materials

Table 4 — Reconciliation of U.S. GAAP to Non-GAAP Measures

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Three months ended		Three months ended		Three months ended
	December 31,		December 31,		December 31,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net loss	$(173)	$(69)	$(173)	$(69)	$(1.62)	$(0.65)
Net income attributable to noncontrolling interests	(1)	—	(1)	—	(0.01)	—
Net loss attributable to Venator	(174)	(69)	(174)	(69)	(1.63)	(0.65)
Interest expense, net	10	10
Income tax expense (benefit)	150	(18)
Depreciation and amortization	28	30
Business acquisition and integration (adjustments) expenses	(4)	11	(4)	11	(0.04)	0.10
Separation (expense) income, net	(3)	1	(3)	1	(0.03)	0.01
Certain legal settlements and related expenses	1	—	1	—	0.01	—
Amortization of pension and postretirement actuarial losses	3	5	3	5	0.03	0.05
Net plant incident costs	3	20	3	20	0.03	0.19
Restructuring, impairment, plant closing and transition costs	9	55	9	55	0.08	0.52
Income tax adjustments(3)	—	—	155	(4)	1.46	(0.04)
Adjusted(2)	$23	$45	$(10)	$19	$(0.09)	$0.18

Adjusted income tax benefit(3)			$(5)	$(14)
Net income attributable to noncontrolling interests, net of tax			1	—
Adjusted pre-tax (loss) income(2)			$(14)	$5
Adjusted effective tax rate			35%	(280)%

	EBITDA	Net Income (Loss)	Diluted Earnings (Loss) Per Share(1)
	Three months ended	Three months ended	Three months ended
	September 30,	September 30,	September 30,
(In millions, except per share amounts)	2019	2019	2019
Net loss	$(17)	$(17)	$(0.16)
Net income attributable to noncontrolling interests	(2)	(2)	(0.02)
Net loss attributable to Venator	(19)	(19)	(0.18)
Interest expense, net	10
Income tax benefit	8
Depreciation and amortization	27
Business acquisition and integration expenses	2	2	0.02
Loss on disposition of business/assets	1	1	0.01
Certain legal settlements and related expenses	2	2	0.02
Amortization of pension and postretirement actuarial losses	3	3	0.03
Net plant incident costs	4	4	0.04
Restructuring, impairment, plant closing and transition costs	12	12	0.11
Income tax adjustments(3)	—	3	0.03
Adjusted(2)	$50	$8	$0.08

Adjusted income tax expense(3)		$5
Net income attributable to noncontrolling interests, net of tax		2
Adjusted pre-tax income(2)		$15
Adjusted effective tax rate		35%

	EBITDA		Net Income (Loss)		Diluted Earnings (Loss) Per Share(1)
	Twelve months ended		Twelve months ended		Twelve months ended
	December 31,		December 31,		December 31,
(In millions, except per share amounts)	2019	2018	2019	2018	2019	2018
Net loss	$(170)	$(157)	$(170)	$(157)	$(1.60)	$(1.47)
Net income attributable to noncontrolling interests	(5)	(6)	(5)	(6)	(0.04)	(0.06)
Net loss attributable to Venator	(175)	(163)	(175)	(163)	(1.64)	(1.53)
Interest expense, net	41	40
Income tax expense (benefit)	150	(8)
Depreciation and amortization	110	132
Business acquisition and integration (adjustments) expenses	(1)	20	(1)	20	(0.01)	0.19
Separation (expense) income, net	(3)	2	(3)	2	(0.03)	0.02
Loss on disposition of business/assets	1	2	1	2	0.01	0.02
Certain legal settlements and related expenses	4	—	4	—	0.04	—
Amortization of pension and postretirement actuarial losses	14	15	14	15	0.13	0.14
Net plant incident costs (credits)	20	(232)	20	(232)	0.19	(2.17)
Restructuring, impairment, plant closing and transition costs	33	628	33	628	0.31	5.88
Income tax adjustments(3)	—	—	133	(37)	1.24	(0.35)
Adjusted(2)	$194	$436	$26	$235	$0.24	$2.20

Adjusted income tax expense(3)			$17	$29
Net income attributable to noncontrolling interests, net of tax			5	6
Adjusted pre-tax income(2)			$48	$270
Adjusted effective tax rate			35%	11%

See end of press release for footnote explanations

Table 5 — Selected Balance Sheet Items

	December 31,	September 30,	December 31,
(In millions)	2019	2019	2018
Cash	$55	$40	$165
Accounts and notes receivable, net	321	366	351
Inventories	513	496	538
Prepaid and other current assets	88	88	71
Property, plant and equipment, net	989	936	994
Other assets	299	404	366
Total assets	$2,265	$2,330	$2,485

Accounts payable	$351	$287	$400
Other current liabilities	124	116	135
Current portion of debt	13	16	8
Long-term debt	737	737	740
Non-current payable to affiliates	30	34	34
Other liabilities	337	295	313
Total equity	673	845	855
Total liabilities and equity	$2,265	$2,330	$2,485

Table 6 — Outstanding Debt

	December 31,	September 30,	December 31,
(In millions)	2019	2019	2018
Debt:
Senior Notes	$371	$371	$370
Term Loan Facility	361	362	365
Other debt	18	20	13
Total debt	$750	$753	$748
Total cash	55	40	165
Net debt	$695	$713	$583

Table 7 — Summarized Statement of Cash Flows

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Total cash at beginning of period(a)	$40	$251	$165	$238
Net cash provided by (used in) operating activities(a)	69	(24)	33	282
Net cash used in investing activities(a)	(49)	(55)	(150)	(321)
Net cash (used in) provided by financing activities(a)	(6)	(1)	7	(18)
Effect of exchange rate changes on cash	1	(6)	—	(16)
Total cash at end of period(a)	$55	$165	$55	$165
Supplemental cash flow information:
Cash paid for interest	$—	$(5)	$(41)	$(46)
Cash paid for income taxes	(4)	(6)	(8)	(34)
Capital expenditures	(42)	(54)	(152)	(326)
Depreciation and amortization	28	30	110	132

Changes in primary working capital:
Accounts and notes receivable	50	39	22	25
Inventories	(6)	(36)	21	(103)
Accounts payable	43	(9)	(29)	(27)
Total cash provided by (used in) primary working capital	$87	$(6)	$14	$(105)

	Three months ended		Twelve months ended
	December 31,		December 31,
(In millions)	2019	2018	2019	2018
Free cash flow(4):
Net cash provided by operating activities	$69	$(24)	$33	$282
Capital expenditures	(42)	(54)	(152)	(326)
Other investing activities	(7)	(2)	2	4
Non-recurring separation costs(a)	—	1	—	2
Total free cash flow(4)	$20	$(79)	$(117)	$(38)

Adjusted EBITDA	$23	$45	$194	$436
Capital expenditures excluding cash paid for Pori rebuild	(42)	(42)	(115)	(114)
Cash paid for interest	—	(5)	(41)	(46)
Cash paid for income taxes	(4)	(6)	(8)	(34)
Primary working capital change	87	(6)	14	(105)
Restructuring	(4)	(9)	(26)	(37)
Maintenance & other	(31)	(17)	(71)	(78)
Net cash flows associated with Pori	(9)	(39)	(64)	(60)
Total free cash flow(4)	$20	$(79)	$(117)	$(38)

See end of press release for numbered footnote explanations

(a)	Represents payments associated with our separation from Huntsman

Footnotes

(1)	Cost of goods sold for the twelve month period ended December 31, 2019 increased by $342 million from the same period in the prior year primarily as a result of the recognition of $325 million of insurance proceeds which was an offset to cost of goods sold in 2018.

(2)	Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income/loss before interest income/expense, net, income tax expense/benefit, depreciation and amortization, and net income attributable to noncontrolling interests, as well as eliminating the following adjustments: (a) business acquisition and integration expenses/adjustments; (b) separation expense/gain, net; (c) U.S. income tax reform; (d) net income/loss of discontinued operations, net of tax; (e) loss/gain on disposition of business/assets; (f) certain legal settlements and related expenses/gains; (g) amortization of pension and postretirement actuarial losses/gains; (h) net plant incident costs/credits; and (i) restructuring, impairment, and plant closing and transition costs/credits. We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing our ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of our operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are limitations associated with the use of adjusted EBITDA in the evaluation of us as compared to net income. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

In addition to the limitations noted above, adjusted EBITDA excludes items that may be recurring in nature and should not be disregarded in the evaluation of performance. However, we believe it is useful to exclude such items to provide a supplemental analysis of current results and trends compared to other periods because certain excluded items can vary significantly depending on specific underlying transactions or events, and the variability of such items may not relate specifically to ongoing operating results or trends and certain excluded items, while potentially recurring in future periods, may not be indicative of future results.

Adjusted net income is computed by eliminating the after-tax amounts related to the following from net income attributable to Venator Materials PLC ordinary shareholders: (a) business acquisition and integration expenses/ adjustments; (b) separation expense/gain, net; (c) U.S. income tax reform; (d) net income/loss of discontinued operations, net of tax; (e) loss/gain on disposition of business/assets; (f) certain legal settlements and related expenses/gains; (g) amortization of pension and postretirement actuarial losses/gains; (h) net plant incident costs/credits; and (i) restructuring, impairment, and plant closing and transition costs/credits. Basic adjusted net earnings per share excludes dilution and is computed by dividing adjusted net income by the weighted average number of shares outstanding during the period. Adjusted diluted net earnings per share reflects all potential dilutive ordinary shares outstanding during the period increased by the number of additional shares that would have been outstanding as dilutive securities.

Adjusted net income (loss) and adjusted net earnings (loss) per share amounts are presented solely as supplemental information. These measures exclude similar noncash items as Adjusted EBITDA in order to assist our investors in comparing our performance from period to period and as such, bear similar risks as Adjusted EBITDA as documented above. For that reason, adjusted net income and the related per share amounts, should not be considered in isolation and should be considered only to supplement analysis of U.S. GAAP results.

(3)	Prior to the second quarter of 2019, the income tax impacts, if any, of each adjusting item represented a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

Beginning in the three- and six-month periods ended June 30, 2019, income tax expense is adjusted by the amount of additional tax expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration our tax structure. We use a normalized effective tax rate of 35%, which reflects the weighted average tax rate applicable under the various jurisdictions in which we operate. This non-GAAP tax rate eliminates the effects of non-recurring and period specific items which are often attributable to restructuring and acquisition decisions and can vary in size and frequency. This rate is subject to change over time for various reasons, including changes in the geographic business mix, valuation allowances, and changes in statutory tax rates.

We eliminate the effect of significant changes to income tax valuation allowances from our presentation of adjusted net income to allow investors to better compare our ongoing financial performance from period to period. We do not adjust for insignificant changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP. We believe that our revised approach enables a clearer understanding of the long term impact of our tax structure on post tax earnings.

(4)	Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flows provided by (used in) operating activities from continuing operations and used in investing activities. Free cash flow is typically derived directly from the Company’s consolidated and combined statement of cash flows; however, it may be adjusted for items that affect comparability between periods. Free cash flow is presented as supplemental information.

About Venator

Venator is a global manufacturer and marketer of chemical products that comprise a broad range of pigments and additives that bring color and vibrancy to buildings, protect and extend product life, and reduce energy consumption. We market our products globally to a diversified group of industrial customers through two segments: Titanium Dioxide, which consists of our TiO2 business, and Performance Additives, which consists of our functional additives, color pigments, timber treatment and water treatment businesses. Based in Wynyard, U.K., Venator employs approximately 4,000 associates and sells its products in more than 110 countries.

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Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements represent Venator’s expectations or beliefs concerning future events, and it is possible that the expected results described in this press release will not be achieved. These forward looking statements are subject to risks, uncertainties and other factors, many of which are outside of Venator’s control, that could cause actual results to differ materially from the results discussed in the forward looking statements, including global economic conditions, our ability to maintain sufficient working capital, our ability to access capital markets on favorable terms, our ability to transfer technology and manufacturing capacity from our Pori, Finland manufacturing facility to other sites in our manufacturing network, the costs associated with such transfer and the closure of our Pori facility, our ability to realize financial and operational benefits from our business improvement plans and initiatives, impacts on TiO2 markets and the broader global economy from the imposition of tariffs by the U.S. and other countries, changes in raw material and energy prices, or interruptions in raw materials and energy, industry production capacity and operating rates, the supply demand balance for our products and that of competing products, pricing pressures, technological developments, legal claims by or against us, changes in government regulations, including increased manufacturing, labeling and waste disposal regulations and the classification of TiO2 as a carcinogen in the EU, geopolitical events, cyberattacks and public health crises such as coronavirus.

Any forward looking statement speaks only as of the date on which it is made, and, except as required by law, Venator does not undertake any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Venator to predict all such factors. When considering these forward looking statements, you should keep in mind the risk factors and other cautionary statements in Venator's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and in its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The risk factors and other factors noted therein could cause its actual results to differ materially from those contained in any forward looking statement.